Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Mar. 23, 2020

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream to Host Investor Webcast on March 26

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it will host a webcast for investors and research analysts at 10:00 a.m. Eastern on Thurs., March 26. As a result of the coronavirus situation, Magellan changed its previously-planned analyst day in Houston to this webcast event. During the webcast, management plans to provide an operational and financial update in light of the current dynamic environment, as well as address other important topics such as capital allocation and liquidity.
Slides related to the webcast will be posted by 8 a.m. Eastern on Thurs., March 26 to Magellan’s website at www.magellanlp.com/investors/webcasts.aspx, including supplemental analyst day material that will not specifically be addressed during the event.
The audio webcast will be available live on the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. A replay of the webcast also will be available for at least 90 days at www.magellanlp.com.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.